Exhibit 99.1

FOR IMMEDIATE RELEASE

June 4, 2008

HEALTHEXTRAS ANNOUNCES HIRING OF GENERAL COUNSEL

ROCKVILLE, Md.—(BUSINESS WIRE)—HealthExtras, Inc. (NASDAQ:HLEX), a pharmacy benefit management company, today announced that Bruce Metge has been recruited to become the Company’s General Counsel & Corporate Secretary. Mr. Metge will succeed Thomas Farah as General Counsel & Corporate Secretary, effective July 7, 2008. Having served as General Counsel since 2002, Mr. Farah will remain with the Company as Senior Vice President and continue to serve as the Company’s legal advisor on health care regulatory matters, give attention to legislative affairs, and provide legal support for various Company initiatives. As General Counsel, Mr. Metge will be responsible for managing the Company’s legal affairs regarding corporate oversight, governance, and compliance with securities laws and providing legal and business counsel to the Company’s senior management and Board of Directors.

“We are continuing to expand and develop our senior management team as our Company continues to grow,” stated David T. Blair, Chief Executive Officer of HealthExtras. “We are also grateful to Mr. Farah for his tenure as General Counsel & Corporate Secretary and look forward to his continued support in his new role.” Mr. Metge brings significant experience in transactional, litigation, antitrust, compliance and general business matters. Mr. Metge was most recently a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. From 2000 to 2004, he was the General Counsel for Digex Incorporated. Mr. Metge holds a B.A. in public policy from Duke University, magna cum laude, and a J.D. from the Northwestern University School of Law.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Hai Tran, 301-548-2900

htran@HealthExtras.com

SOURCE: HealthExtras, Inc.